Exhibit 99.2

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Express, Inc. and Subsidiaries

Years ended December 31, 2002, 2001 and 2000 with Report of Independent Auditors

                         Report of Independent Auditors

To the Board of Directors and Shareholder of Roadway Express, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Roadway Express, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related statements of consolidated income, parent company investment, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roadway Express, Inc. and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

Akron, Ohio
January 22, 2003

                     Roadway Express, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                                                     DECEMBER 31
                                                               2002               2001
                                                           -----------------------------
                                                                   (in thousands)
ASSETS
Current assets
   Cash and cash equivalents                               $    82,016       $    46,087
   Accounts receivable, including retained interest in
     securitized receivables, net                              212,834           165,465
   Prepaid expenses and supplies                                13,936            11,295
   Deferred income taxes                                        17,726            13,117
                                                           -----------------------------
Total current assets                                           326,512           235,964
Carrier operating property, at cost                          1,414,794         1,435,931
   Less allowance for depreciation                             996,224         1,011,280
                                                           -----------------------------
Net carrier operating property                                 418,570           424,651
Goodwill, net                                                   14,816            14,722
Deferred income taxes                                           36,525            31,054
Other assets                                                     7,141             4,996
                                                           -----------------------------
Total assets                                               $   803,564       $   711,387
                                                           =============================

LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
   Payables                                                $   190,457       $   166,197
   Salaries and wages                                          141,242           112,099
   Freight and casualty claims payable                          45,606            49,492
                                                           -----------------------------
Total current liabilities                                      377,305           327,788

Long-term liabilities:
   Casualty claims and other                                    55,953            63,536
   Accrued pension and postretirement
     health care                                               133,072           119,145
                                                           -----------------------------
Total long-term liabilities                                    189,025           182,681
                                                           -----------------------------
Parent company investment                                      237,234           200,918
                                                           -----------------------------
Total liabilities and parent company investment            $   803,564       $   711,387
                                                           =============================

See accompanying notes.

                     Roadway Express, Inc. and Subsidiaries

                        Statements of Consolidated Income

                                                                  YEAR ENDED DECEMBER 31
                                                         2002             2001             2000
                                                     -----------------------------------------------
                                                                     (in thousands)
Revenue                                              $ 2,797,582       $ 2,764,766       $ 3,039,560

Operating expenses:
   Salaries, wages and benefits                        1,783,872         1,768,744         1,889,928
   Operating supplies and expenses                       462,838           475,313           544,774
   Purchased transportation                              287,614           271,847           308,089
   Operating taxes and licenses                           70,451            70,955            78,271
   Insurance and claims                                   59,286            46,804            64,442
   Provision for depreciation                             66,510            69,178            55,675
   Net loss on sale of carrier operating property           (654)              460             1,969
                                                     -----------------------------------------------
Total operating expenses                               2,729,917         2,703,301         2,943,148
                                                     -----------------------------------------------
Operating income                                          67,665            61,465            96,412

Other (expense) income:
   Interest expense                                         (942)             (732)             (341)
   Other, net                                             (2,957)           (3,267)            2,213
                                                     -----------------------------------------------
                                                          (3,899)           (3,999)            1,872
                                                     -----------------------------------------------
Income before income taxes                                63,766            57,466            98,284
Provision for income taxes                                26,927            24,231            41,742
                                                     -----------------------------------------------
Net income                                           $    36,839       $    33,235       $    56,542
                                                     ===============================================

See accompanying notes.

                     Roadway Express, Inc. and Subsidiaries

              Statements of Consolidated Parent Company Investment

                                                PARENT COMPANY
                                                  INVESTMENT
                                               ---------------
                                                (in thousands)
Year ended December 31, 2000
Balance at January 1, 2000                          290,955
   Net income                                        56,542
   Foreign currency translation adjustments          (1,134)
                                                 ----------
   Total comprehensive income                        55,408
   Dividends declared                                (3,875)
   Net transfers to Parent                           (2,617)
                                                 ----------
Balance at December 31, 2000                        339,871
Year ended December 31, 2001
   Net income                                        33,235
   Foreign currency translation adjustments          (2,424)
   Derivative fair value adjustments                   (592)
                                                 ----------
   Total comprehensive income                        30,219
   Dividends declared                                (1,937)
   Net transfers to Parent                         (167,235)
                                                 ----------
Balance at December 31, 2001                     $  200,918
YEAR ENDED DECEMBER 31, 2002
   Net income                                        36,839
   Foreign currency translation adjustments            (615)
   Derivative fair value adjustments                    266
                                                 ----------
   Total comprehensive income                        36,490
   Non-cash transfers to parent                      17,326
   Cash transfers to Parent                         (17,500)
                                                 ----------
BALANCE AT DECEMBER 31, 2002                     $  237,234
                                                 ==========

See accompanying notes.

                     Roadway Express, Inc. and Subsidiaries

                      Statements of Consolidated Cash Flows

                                                                      YEAR ENDED DECEMBER 31
                                                               2002             2001          2000
                                                           ------------------------------------------
                                                                         (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                 $   36,839      $   33,235      $   56,542
Adjustments to reconcile net income to
   net cash provided by operating activities:
     Depreciation and amortization                             66,510          70,543          56,878
     (Gain) loss on sale of carrier operating property           (654)            460           1,969
     Changes in assets and liabilities:
       Accounts receivable                                    (28,406)         30,668             420
       Other assets                                           (16,628)          4,058          (6,192)
       Payables and accrued items                              49,426         (28,328)         (7,184)
       Long-term liabilities                                    6,343           5,193          (2,812)
                                                           ------------------------------------------
Net cash provided by operating activities                     113,430         115,829          99,621

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property                       (66,132)        (69,116)       (109,617)
Sales of carrier operating property                             6,358           3,553           3,617
Business acquisitions                                               -               -          (2,885)
                                                           ------------------------------------------
Net cash (used) in investing activities                       (59,774)        (65,563)       (108,885)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of accounts receivable                                         -         100,000               -
Dividends paid                                                      -          (1,937)         (3,874)
Transfer to Parent                                            (17,500)       (167,235)         (2,617)
                                                           ------------------------------------------
Net cash (used) in financing activities                       (17,500)        (69,172)         (6,491)
Effect of exchange rate changes on cash                          (227)             54            (103)
                                                           ------------------------------------------
Net increase (decrease) in cash and cash equivalents           35,929         (18,852)        (15,858)
Cash and cash equivalents at beginning of year                 46,087          64,939          80,797
                                                           ------------------------------------------
Cash and cash equivalents at end of year                   $   82,016      $   46,087      $   64,939
                                                           ==========================================

See accompanying notes.

                     Roadway Express, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Roadway Express, Inc. and subsidiaries (the Company) provides long haul, less-than-truckload (LTL) freight services in North America and offers services to more than 100 countries worldwide in a single business segment. Approximately 74% of the Company's employees are represented by various labor unions, primarily the International Brotherhood of Teamsters (IBT). The current agreement with the IBT expires on March 31, 2003.

Effective May 30, 2001, holders of common stock of Roadway Express, Inc. became holders of an identical number of shares of common stock of Roadway Corporation, and Roadway Express, Inc. became a wholly owned direct subsidiary of Roadway Corporation (the Reorganization). The Reorganization was effected by a merger pursuant to Section 251(g) of the Delaware General Corporation law, which provides for the formation of a holding company structure without a vote of the shareholders of the Company. The assets and liabilities of Roadway Corporation (the Parent or Roadway) and its subsidiaries were the same on a consolidated basis after the merger as the assets and liabilities of Roadway Express, Inc. immediately before the merger.

The accompanying consolidated financial statements are presented as if the Company had existed as an entity separate from the Parent during all periods presented and include the assets, liabilities, revenues and expenses that are directly related to the Company's operations.

PARENT COMPANY INVESTMENT AND ALLOCATIONS

Parent company investment represents the Parent's equity investment in Roadway Express Inc. and subsidiaries. The Company receives support for its operations from the Parent as deemed necessary. In addition, certain employees of the Company participate in various stock compensation plans sponsored by the Parent or involving the Parent's common stock (see Note 7). Compensation expense for employees participating in these plans, if any, is allocated to the Company. All transfers and allocations to and from the Parent have been reported in the parent company investment account.

2. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

                     Roadway Express, Inc. and Subsidiaries

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

DEPRECIATION

Depreciation of carrier operating property is computed by the straight-line method based on the useful lives of the assets. The useful life of structures ranges from 15 to 33 years, and equipment from 3 to 10 years. Major maintenance expenditures that extend the useful life of carrier operating equipment are capitalized and depreciated over 2 to 5 years.

FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair value due to the short-term nature of these instruments.

The Company recognizes all derivative financial instruments as either assets or liabilities at fair value in the balance sheet. The Company's use of derivative financial instruments is limited principally to interest rate swaps on certain trailer leases as part of its overall risk management policy. The interest rate swaps have been designated as cash flow hedges under Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. Under the provisions of SFAS No. 133, changes in the fair value of interest rate swaps are recognized in other comprehensive income in the statement of shareholders' equity until such time as the hedged items are recognized in net income. The fair value of these financial instruments is a liability of $326,000 net of tax at December 31, 2002.

RECEIVABLES SALES

The Company sells receivables in securitization transactions, and retains an equity interest in the receivables pool, servicing rights, and a cash reserve account. These constitute the retained interests in the securitized receivables. The estimated fair value is based on the present value of the expected cash flows, which approximates face value adjusted for allowances for anticipated losses (see Note 9).

2. ACCOUNTING POLICIES (CONTINUED)

                     Roadway Express, Inc. and Subsidiaries

CONCENTRATION OF CREDIT RISKS

The Company sells services and extends credit based on an evaluation of the customer's financial condition, without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

GOODWILL

Goodwill represents costs in excess of net assets of acquired businesses, which prior to January 1, 2002, was amortized using the straight-line method primarily over a period of 20 years.

In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the purchase method for all business combinations initiated after June 30, 2001. SFAS No. 141 also clarifies the criteria for recognition of intangible assets separately from goodwill. Under SFAS No. 142, separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. SFAS No. 142 also eliminates the amortization of goodwill and indefinite-lived intangible assets for assets acquired after June 30, 2001, and all other goodwill on January 1, 2002.

As of December 31, 2002, the Company had net unamortized goodwill of $14,817,000 related to its Canadian subsidiaries. Goodwill amortization was zero in 2002, $967,000 in 2001 and $826,000 in 2000.

The Company completed the required transitional goodwill impairment test under SFAS No. 142 for all reporting units effective June 15, 2002 which did not indicate any impairment. The Company expects to perform the required annual goodwill impairment assessment on a recurring basis at the end of the second quarter each year, or more frequently should any indicators of possible impairment be identified.

                     Roadway Express, Inc. and Subsidiaries

CASUALTY CLAIMS PAYABLE

Casualty claims payable represent management's estimates of claims for property damage and public liability and workers' compensation. The Company manages casualty claims with assistance of a third party administrator (TPA) along with oversight by a major risk management provider. The Company is self-insured for these claims with retention generally limited to $3,000,000. The liability balances are closely monitored by the Company and its TPAs using actual adjuster evaluations of each claim and a statistical benchmarking database for analysis of reserve accuracy. Expenses resulting from workers' compensation claims are included in salaries, wages, and benefits in the accompanying statements of consolidated income.

REVENUE RECOGNITION

The Company recognizes revenue as earned on the date of freight delivery to the consignee. Related expenses are recognized as incurred.

STOCK BASED COMPENSATION

Stock based awards provided to the Company's employees are provided under Parent sponsored plans in Roadway common stock. The Company accounts for stock based compensation in accordance with the Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

FOREIGN CURRENCY TRANSLATION

Income statement items are translated at average currency exchange rates. Transaction gains and losses are included in determining net income. All balance sheet accounts of foreign operations are translated at the current exchange rate as of the end of the period. The resulting translation adjustment is recorded as a component of parent company investment.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period, the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

                     Roadway Express, Inc. and Subsidiaries

IMPAIRMENT OF LONG-LIVED ASSETS

In the event that facts and circumstances indicate that the carrying value of intangibles and long-lived assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if further impairment testing is required.

INCOME TAXES

The Company is included in a consolidated income tax filing group with Roadway for federal income tax purposes. The federal and state income tax provision and related obligation and deferred taxes included in the statements of consolidated income and consolidated balance sheets of the Company is calculated on a separate return basis as if the Company were a separate tax payer. The Company and its subsidiaries file tax returns and pay taxes due on a stand-alone basis in state and foreign jurisdictions where such filings are required.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 is effective for the Company's financial statements beginning January 1, 2003. The adoption of SFAS No. 145 is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 will be effective for the Company for disposal activities initiated after December 31, 2002. The adoption of this standard is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

                     Roadway Express, Inc. and Subsidiaries

3. CARRIER OPERATING PROPERTY

Carrier operating properties consist of the following:

                                            2002             2001
                                         ---------------------------
                                                (in thousands)
Land                                     $   92,734       $   93,234
Structures                                  420,245          400,853
Revenue equipment                           654,320          703,239
Other operating property                    247,495          238,605
                                         ---------------------------
Carrier operating property, at cost       1,414,794        1,435,931
Less allowance for depreciation             996,224        1,011,280
                                         ---------------------------
Net carrier operating property           $  418,570       $  424,651
                                         ===========================

4. PAYABLES

Items classified as payables consist of the following:

                                            2002            2001
                                         -------------------------
                                               (in thousands)
Trade and other payables                 $ 68,543         $ 66,337
Drafts outstanding                         18,456           25,785
Income taxes payable                       45,962           17,701
Taxes, other than income                   28,942           29,006
Multi-employer health, welfare, and
   pension plans                           28,554           27,368
                                         -------------------------
Payables                                 $190,457         $166,197
                                         =========================

                     Roadway Express, Inc. and Subsidiaries

5. INCOME TAXES

The provision (benefit) for income taxes consists of the following:

                                  2002          2001          2000
                               -------------------------------------
                                              (in thousands)
Current taxes:
   Federal                     $ 27,290      $  21,438      $ 41,014
   State                          4,420          3,495         6,674
   Foreign                        4,776           (766)        1,426
                               -------------------------------------
                                 36,486         24,167        49,114

Deferred taxes:
   Federal                       (8,504)        (1,221)       (6,009)
   State                           (990)           (79)         (580)
   Foreign                          (65)         1,364          (783)
                               -------------------------------------
                                 (9,559)            64        (7,372)
                               -------------------------------------
 Provision for income taxes    $ 26,927      $  24,231      $ 41,742
                               =====================================

In addition to the 2002 provision for income taxes of $26,927,000, income tax benefits of $451,000 were allocated directly to parent company investment related to the restricted stock awards from the Company's parent. Income tax payments amounted to $5,443,000 in 2002, $24,039,000 in 2001, and $54,245,000 in
2000.

Income (loss) before income taxes consists of the following:

                2002           2001             2000
             -----------------------------------------
                          (in thousands)
Domestic     $  52,008       $ 55,034        $ 104,097
Foreign         11,758          2,432           (5,813)
             -----------------------------------------
             $  63,766       $ 57,466        $  98,284
             =========================================

                     Roadway Express, Inc. and Subsidiaries

Significant components of the Company's deferred taxes are as follows:

                                       2002          2001
                                     ----------------------
                                         (in thousands)
Deferred tax assets:
   Freight and casualty claims       $ 36,618      $ 39,264
   Retirement benefit liabilities      51,897        46,466
   Accrued employee benefits           32,055        29,728
   Other                               10,058         7,390
   Valuation allowance                 (2,229)       (2,387)
                                     ----------------------
Total deferred tax assets             128,399       120,461
Deferred tax liabilities:
   Depreciation                        40,729        40,977
   Multi-employer pension plans        33,420        35,313
                                     ----------------------
Total deferred tax liabilities         74,149        76,290
                                     ----------------------
Net deferred tax assets              $ 54,250      $ 44,171
                                     ======================

At December 31, 2002, the Company had approximately $6,418,000 of foreign operating loss carry forwards, which have expiration dates ranging from 2008 to 2011. For financial reporting purposes, a valuation allowance of $2,229,000 has been recognized to offset the deferred tax asset relating to certain foreign operating loss carry forwards.

                     Roadway Express, Inc. and Subsidiaries

The effective tax rate differs from the federal statutory rate as set forth in the following reconciliation:

                                         2002    2001    2000
                                         ---------------------
                                            (in thousands)
Federal statutory tax rate               35.0%   35.0%   35.0%
State income taxes, net of federal
  tax benefit                             3.5     3.9     4.0
Non-deductible operating costs            3.2     3.1     2.1
Impact of foreign operations              0.5     0.3     1.6
Other, net                                -      (0.1)   (0.2)
                                         --------------------
Effective tax rate                       42.2%   42.2%   42.5%
                                         ====================

6. EMPLOYEE BENEFIT PLANS

MULTI-EMPLOYER PLANS

The Company charged to operations $161,696,000 in 2002, $164,358,000 in 2001, and $174,253,000 in 2000 for contributions to multi-employer pension plans for employees subject to labor contracts. The Company also charged to operations $167,032,000 in 2002, $162,917,000 in 2001, and $165,018,000 in 2000 for
contributions to multi-employer plans that provide health and welfare benefits to employees and certain retirees who are or were subject to labor contracts. These amounts were determined in accordance with provisions of industry labor contracts. Under provisions of the Multi-employer Pension Plan Act of 1980, total or partial withdrawal from a plan would result in an obligation to fund a portion of the plan's unfunded vested liability. Management has no intention of changing operations so as to subject the Company to any material obligation.

                     Roadway Express, Inc. and Subsidiaries

RETIREMENT PLANS

The following tables set forth the change in benefit obligation, change in plan assets, funded status and amounts recognized in the consolidated balance sheets of the defined benefit pension and postretirement health care benefit plans as of December 31, 2002 and 2001:

                                                PENSION BENEFITS           HEALTH CARE BENEFITS
                                            -----------------------      ------------------------
                                               2002          2001             2002          2001
                                            -----------------------------------------------------
                                                                (in thousands)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year     $ 328,915     $ 293,100         $ 41,721     $ 42,713
Service cost                                   17,467        17,492            1,741        1,665
Interest cost                                  24,056        22,558            3,156        2,881
Actuarial losses (gains)                       32,262        13,175            5,024       (2,911)
Benefits paid                                 (18,154)      (17,410)          (2,482)      (2,627)
                                            -----------------------------------------------------
Benefit obligation at end of year             384,546       328,915           49,160       41,721

CHANGE IN PLAN ASSETS
Fair value of plan assets at
beginning of year                             308,229       362,781                -            -
Actual return on plan assets                  (48,751)      (37,142)               -            -
Benefits paid                                 (18,154)      (17,410)               -            -
                                            -----------------------------------------------------
Fair value of plan assets at end of year      241,324       308,229                -            -

FUNDED STATUS
Plan assets less than
   projected benefit obligation               143,222        20,686           49,160       41,721
Unamortized:
Net actuarial (loss) gain                     (26,917)       85,816          (10,281)       6,492
Net asset at transition                         8,372         9,767                -            -
Prior service (cost) benefit                  (43,739)      (48,136)          13,255        2,799
                                            -----------------------------------------------------
Accrued benefit cost                        $  80,938     $  68,133         $ 52,134     $ 51,012
                                            =====================================================

Plan assets are primarily invested in listed stocks, bonds, and cash equivalents.

                     Roadway Express, Inc. and Subsidiaries

The following table summarizes the assumptions used by the consulting actuary, and the related benefit cost information:

                                    PENSION BENEFITS                    HEALTH CARE BENEFITS
                          -----------------------------------    ---------------------------------
                             2002         2001        2000         2002         2001        2000
                          ------------------------------------------------------------------------
                                                        ( in thousands)
WEIGHTED-AVERAGE
   ASSUMPTIONS
Discount rate                  6.75%        7.50%        7.50%       6.75%        7.50%       7.50%
Future compensation            3.25%        3.25%        3.25%          -            -           -
Expected long-term
  return on plan assets        9.50%        9.50%        9.50%          -            -           -

COMPONENTS OF NET
  PERIODIC BENEFIT COST
Service cost              $  17,467    $  17,492    $  15,458    $  1,741     $  1,665    $  1,755
Interest cost                24,056       22,558       19,893       3,156        2,881       2,951
Expected return on
  plan assets               (28,574)     (33,841)     (32,404)         -            -            -

Amortization of:
   Prior service cost
     (benefit)                5,249        5,230        5,229      (1,477)        (305)       (169)
   Net asset gain at
     transition              (1,395)      (1,396)      (1,395)         -            -            -
   Unrecognized gain         (3,940)      (8,893)     (10,584)        184         (177)        (46)
                          ------------------------------------------------------------------------
   Net periodic benefit
     cost (income)        $  12,863    $   1,150    $  (3,803)   $  3,604     $  4,064    $  4,491
                          ========================================================================

The Company has adjusted the expected long-term return on plan assets from 9.50% to 8.50% effective January 1, 2003.

For measurement purposes, the Company assumed a weighted-average annual rate of increase in the per capita cost of health care benefits (health care cost trend rate) of 11.5% for 2002 declining gradually to 5.0% in 2010 and thereafter.

A decrease in the assumed health care cost trend rate has a significant effect on the amounts reported. For example, a one percentage point decrease in the assumed health care cost trend rate would decrease the accumulated postretirement benefit obligation by $5,392,000 and the service and interest cost components by $582,000 as of December 31, 2002. A one percentage point increase in the assumed health care cost trend rate would have no effect on the accumulated postretirement benefit obligation or the service and interest cost components. The Company's policy regarding the management of health care costs passes the increases beyond a fixed threshold to the plan participants.

                     Roadway Express, Inc. and Subsidiaries

The Company charged to operations $10,250,000 in 2002, $10,788,000 in 2001, and $10,395,000 in 2000 relating to its defined contribution 401(k) plan. This plan covers employees not subject to labor contracts. Annual contributions are related to the level of voluntary employee participation.

7. STOCK PLANS

Concurrent with the Reorganization (Note 1), all stock plans formerly sponsored by the Company were transferred to Roadway except for the Union Stock Plan, which is specific to the Company's unionized employees. Subsequent to the Reorganization, the Parent allocated to the Company all compensation expense under these plans directly attributable its employees that are eligible to participate in the plans.

STOCK GRANTED UNDER THE MANAGEMENT INCENTIVE STOCK PLAN AND EQUITY OWNERSHIP
PLAN

The Parent's Management Incentive Stock Plan and Equity Ownership Plan (the Stock Plans) authorize the granting of common stock at the discretion of Roadway's Board of Directors to officers and certain key employees of Roadway and its subsidiaries. These grants are recorded by Roadway as the unearned portion of restricted stock awards. The grants, originally recorded at market price, are amortized to compensation expense over the period for which the stock is restricted. Compensation expense allocated to the Company amounted to $3,835,000 in 2002, $2,990,000 in 2001, and $2,600,000 in 2000.

EMPLOYEE STOCK PURCHASE PLAN

Under the Parent's Employees' Stock Purchase Plan, all full-time eligible employees may purchase shares of the Roadway's common stock up to 10% of their respective compensation through payroll deductions. The purchase price under the plan is 85% of the fair market value of Roadway's common stock. Under this plan, employees purchased 139,000 shares in 2002, 171,000 shares in 2001, and 198,000 shares in 2000.

UNION STOCK PLAN

The Company's Union Stock Plan provides stock awards of Roadway stock to employees subject to labor contracts who meet the eligibility and performance requirements of providing a safe, reliably staffed, and injury-free work environment. The Company allocated 50,000 Roadway shares in 2002, 20,000 shares in 2001, and 100,000 shares in 2000 for grant under this plan.

                     Roadway Express, Inc. and Subsidiaries

OPTIONS GRANTED UNDER THE EQUITY OWNERSHIP PLAN

Under the Parent's Equity Ownership Plan, the Board is authorized to award officers and key employees of the Parent and its subsidiaries with various types of stock-based compensation, including stock options. Stock options vest over a period of four years from the date of grant, are exercisable at the rate of 25% each year, and expire at the end of ten years. The number of shares of common stock that may be issued or transferred under this plan may not exceed 2,000,000. No options were granted under this plan in 2002, 2001 or 2000.

As permitted under SFAS No.123, Accounting for Stock Based Compensation, the Parent has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock-based awards to its employees and employees of its wholly owned subsidiaries. Under APB Opinion No. 25, compensation expense is not recognized in the Company's financial statements because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant.

8. LEASES

The Company leases certain terminals and revenue equipment under noncancellable operating leases requiring minimum future rentals aggregating $138,047,000 payable as follows: 2003--$48,219,000; 2004--$32,271,000; 2005--$22,211,000;
2006--$12,967,000; 2007--$9,145,000; and thereafter $13,234,000. Rental expense for operating leases was $54,836,000, $50,718,000, and $45,445,000 for 2002,
2001, and 2000, respectively. The Company has interest rate swap agreements with major commercial banks to fix the interest rate of its trailer leases from previous variable interest rates principally based on LIBOR. The value of the leases upon which the payments are based was not changed. The agreements, which expire from 2003 to 2004, fix the Company's interest costs at rates varying from 5.62% to 6.39% on leases with a notional amount of $14,400,000.

The fair value of the Company's interest rate swaps at December 31, 2002 is a liability of approximately $326,000, net of income taxes, and has been determined using proprietary financial models developed by the lending institutions which are counterparties to the swap arrangements. As a result of declining interest rates throughout 2002, the Company recognized incremental interest expense of approximately $734,000, which is included in interest expense in the accompanying financial statements. The ineffective portions of the Company's interest rate swap agreements were not material.

                     Roadway Express, Inc. and Subsidiaries

9. SALE OF ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

                                                           2002          2001
                                                        ------------------------
                                                             (in thousands)
Accounts receivable                                     $   3,259      $   7,514
Retained interest in securitized accounts receivable      217,617        165,396
Allowance for doubtful accounts                            (8,042)        (7,445)
                                                        ------------------------
                                                        $ 212,834      $ 165,465
                                                        ========================

On November 21, 2001, the Company entered into an accounts receivable securitization agreement, which matures in 2004, to finance up to $200,000,000 (total commitment) of its domestic accounts receivable. Under this arrangement, undivided interests in the Company's domestic accounts receivable are sold through a special purpose entity (SPE), a wholly owned subsidiary of the Company, without recourse, to a financial conduit. At December 31, 2002, undivided interests in the accounts receivable pool aggregating zero in 2002 and $100,000,000 in 2001 were sold under this arrangement. The proceeds constituted a portion of the funds used by the Parent for acquisition purposes, and are reported under the caption Transfer to Parent in the financing section of the statements of consolidated cash flow.

The accounts receivable are sold at a discount from the face amount to pay investor yield (LIBOR) on the undivided interests sold to the conduit, for utilization fees (0.25% of the undivided interest sold), and for program fees (0.50% of the total commitment). The discount from the face amount for accounts receivable sold in 2002 and 2001 aggregated $6,384,000 and $585,000 respectively and was directly offset by a gain on allowance for accounts receivable discounts upon the consolidation of the SPE. The financing expense recognized in conjunction with the sale of accounts receivable was $3,088,000 in 2002 and $317,000 in 2001.

The arrangement provides that the Company's new accounts receivable are immediately sold to the SPE. The Company, through its SPE, retains the risk of credit loss on the receivables and, accordingly, the full amount of the allowance for doubtful accounts has been retained on the Consolidated Balance Sheet. The conduit has collection rights to recover payments from the receivables in the designated pool and the Company retains collection and administrative responsibilities for the undivided interests in the pool.

The following transactions occurred between Roadway Express and the SPE: proceeds from the accounts receivable sales, $2,650,810,000, $493,673,000; servicing fees received, $1,529,000, $150,000; payments received on investment in accounts receivable, $2,589,576,000, $328,696,000 in the years 2002 and 2001, respectively.

                     Roadway Express, Inc. and Subsidiaries

10. FINANCING ARRANGEMENTS

The Company's Canadian subsidiary has $10,000,000 available for borrowing under a secured revolving line of credit and bankers' acceptances. Borrowings are payable upon demand and bear interest at either the bank's prime lending rate, U.S. dollar base rate in Canada, or LIBOR plus 1.50% for periods up to 180 days. At December 31, 2002, no amounts were outstanding on this facility.

At December 31, 2002, the Parent has in place a senior revolving credit facility with a sublimit for letters of credit that expires November 30, 2006. The original amount of the senior revolving credit facility was $150,000,000 with a $100,000,000 sublimit for letters of credit, which was amended on August 6, 2002. The result of the amendment increased the senior revolving credit facility to $215,000,000 and increased the sublimit for letters of credit to $165,000,000. As of December 31, 2002, there were no amounts outstanding under the revolving credit facility, but availability had been reduced by $112,162,000 as a result of the issuance of letters of credit, primarily related to casualty claims.

In addition, the Parent has a five-year senior term loan, of which $82,216,000 (at an interest amount of 2.91%) was outstanding as of December 31, 2002. The Parent also issued $225,000,000 of 8.25% senior notes due December 1, 2008.

The credit facility borrowings and the senior notes rank equally and are secured by a first-priority perfected lien on all of the capital stock of the Parent's direct subsidiaries and are also supported by guarantees provided by all of the Parent's current material subsidiaries and all future material subsidiaries.

11. CONTINGENCIES

The Company has received notices from the Environmental Protection Agency (EPA) that it has been identified as a potentially responsible party (PRP) under the Comprehensive Environmental Response Compensation and Liability Act (Superfund) at certain hazardous waste sites. Such designations are made regardless of the Company's limited involvement at each site. The claims for remediation have been asserted against numerous other entities which are believed to be financially solvent and are expected to fulfill their proportionate share. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Based

                     Roadway Express, Inc. and Subsidiaries
on its investigations, the Company believes that its obligation with regard to these sites is not significant, although there can be no assurances in this regard.

The Company's former parent is currently under examination by the Internal Revenue Service for tax years 1994 and 1995, years prior to the spin-off of the Company. The IRS has proposed substantial adjustments for these tax years for multi-employer pension plan deductions. The IRS is challenging the timing, not the validity of these deductions. The Company is unable to predict the ultimate outcome of this matter; however, its former parent intends to vigorously contest these proposed adjustments.

Under a tax sharing agreement entered into by the Company and its former parent at the time of the spin-off, the Company is obligated to reimburse the former parent for any additional taxes and interest that relate to the Company's business prior to the spin-off. The amount and timing of such payments is dependent on the ultimate resolution of the former parent's disputes with the IRS and the determination of the nature and extent of the obligations under the tax sharing agreement. On January 16, 2003, the Company made a $14,000,000 payment to its former parent under the tax sharing agreement for taxes and interest related to certain of the proposed adjustments for tax years 1994 and 1995.

We estimate the range of the remaining payments that may be due to the former parent to be approximately $0 to $16,000,000 in additional taxes and $0 to $9,000,000 in related interest, net of tax benefit. The Company has established certain reserves with respect to these proposed adjustments. There can be no assurance, however, that the amount or timing of any liability of the Company to the former parent will not have a material adverse effect on the Company's results of operations and financial position.

Various other legal proceedings arising from the normal conduct of business are pending but, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial condition or operations of the Company.

12. GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

The following condensed consolidating financial statements set forth the Company's balance sheets as of December 31, 2002 and 2001 and the statements of income and statements of cash flows for the years ended December 31, 2002, 2001, and 2000. In the following schedules "Guarantor Subsidiaries" refers to Roadway Express' non-minor domestic subsidiaries, and "Non-guarantor subsidiaries" refers to foreign and minor domestic subsidiaries and "Eliminations" represent the adjustments necessary to (a) eliminate intercompany transactions and (b) eliminate the investments in the Company's subsidiaries.

                     Roadway Express, Inc. and Subsidiaries

CONDENSED CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 2002

                                                         GUARANTOR     NON-GUARANTOR
                                                        SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                        -------------------------------------------------------------
                                                                                (in millions)
Cash and cash equivalents                                  $   75          $ 7              $    -          $   82
Accounts receivable, including retained interest in
  securitized receivables, net                                197           14                   -             211
Due from affiliates                                            33            2                 (33)              2
Prepaid expenses and supplies                                  13            -                   -              13
Deferred income taxes                                          18            -                   -              18
                                                           -------------------------------------------------------
  Total current assets                                        336           23                 (33)            326
Carrier operating property, at cost                         1,387           28                   -           1,415
Less allowance for depreciation                               981           15                   -             996
                                                           -------------------------------------------------------
  Net carrier operating property                              406           13                   -             419
Goodwill, net                                                   -           15                   -              15
Investment in subsidiaries                                      4            -                  (4)              -
Deferred income taxes                                          37            -                   -              37
Long-term assets                                                7            -                   -               7
                                                           -------------------------------------------------------
  Total assets                                             $  790         $ 51              $  (37)         $  804
                                                           =======================================================

Accounts payable                                           $  179         $ 11              $    -          $  190
Due to affiliates                                               2           31                 (33)              -
Salaries and wages                                            137            4                   -             141
Freight and casualty claims payable                            45            1                   -              46
                                                           -------------------------------------------------------
  Total current liabilities                                   363           47                 (33)            377

Casualty claims and other                                      57            -                   -              57
Accrued pension and retiree medical                           133            -                   -             133
Parent company investment                                     237            4                  (4)            237
                                                           -------------------------------------------------------
  Total liabilities and parent company investment          $  790         $ 51              $  (37)         $  804
                                                           =======================================================

                     Roadway Express, Inc. and Subsidiaries

CONDENSED CONSOLIDATING BALANCE SHEETS
DECEMBER 31, 2001

                                                           GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES     SUBSIDIARIES    ELIMINATIONS  CONSOLIDATED
                                                          -----------------------------------------------------------
                                                                                (in millions)
Cash and cash equivalents                                    $   45         $     1           $    -        $   46
Accounts receivable                                             150              15                -           165
Due from affiliates                                              36               1              (37)            -
Prepaid expenses and supplies                                    11               -                -            11
Deferred income taxes                                            13               -                -            13
                                                             -----------------------------------------------------
  Total current assets                                          255              17              (37)          235
Carrier operating property, at cost                           1,410              26                -         1,436
Less allowance for depreciation                                 998              13                -         1,011
                                                             -----------------------------------------------------
  Net carrier operating property                                412              13                -           425
Goodwill, net                                                     -              15                -            15
Investment in subsidiaries                                       (4)              -                4             -
Long-term assets                                                 31               -                -            31
Deferred income taxes                                             5               -                -             5
                                                             -----------------------------------------------------
  Total assets                                               $  699         $    45           $  (33)       $  711
                                                             =====================================================

Accounts payable                                             $  157         $     9           $    -        $  166
Due to affiliates                                                 1              36              (37)            -
Salaries and wages                                              109               3                -           112
Freight and casualty claims payable                              48               1                -            49
                                                             -----------------------------------------------------
  Total current liabilities                                     315              49              (37)          327

Casualty claims and other                                        64               -                -            64
Accrued pension and retiree medical                             119               -                -           119
Parent company investment                                       201              (4)               4           201
                                                             -----------------------------------------------------
  Total liabilities and parent company investment            $  699         $    45           $  (33)       $  711
                                                             =====================================================

                     Roadway Express, Inc. and Subsidiaries

CONDENSED CONSOLIDATING STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31, 2002

                                                            GUARANTOR     NON-GUARANTOR
                                                          SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                          ---------------------------------------------------------------
                                                                                (in millions)
Revenue                                                      $2,673         $   126            $  (1)         $   2,798
Operating expenses:
   Salaries, wages and benefits                               1,745              39                -              1,784
   Operating supplies and expenses                              436              28               (1)               463
   Purchased transportation                                     247              40                -                287
   Operating taxes and licenses                                  68               2                -                 70
   Insurance and claims expenses                                 58               1                -                 59
   Provision for depreciation                                    63               4                -                 67
   Net loss on disposal of
     operating property                                           -               -                -                  -
   Results of affiliates                                         (8)              -                8                  -
                                                             ----------------------------------------------------------
Total operating expenses                                      2,609             114                7              2,730
                                                             ----------------------------------------------------------
Operating income                                                 64              12               (8)                68
Other (expense) income, net                                      (5)              1                -                 (4)
                                                             ----------------------------------------------------------
Income before income taxes                                       59              13               (8)                64
Provision for income taxes                                       22               5                -                 27
                                                             ----------------------------------------------------------
Net income (loss)                                            $   37         $     8            $  (8)         $      37
                                                             ==========================================================

YEAR ENDED DECEMBER 31, 2001

                                                           GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES     SUBSIDIARIES      ELIMINATIONS    CONSOLIDATED
                                                          ---------------------------------------------------------------
                                                                                  (in millions)
Revenue                                                      $2,643         $   122            $  (1)          $  2,764
Operating expenses:
   Salaries, wages and benefits                               1,728              40                -              1,768
   Operating supplies and expenses                              447              29               (1)               475
   Purchased transportation                                     231              41                -                272
   Operating taxes and licenses                                  69               2                -                 71
   Insurance and claims expenses                                 46               1                -                 47
   Provision for depreciation                                    65               4                -                 69
   Net loss on disposal of
     operating property                                           1               -                -                  1
   Results of affiliates                                         (2)              -                2                  -
                                                             ----------------------------------------------------------
Total operating expenses                                      2,585             117                1              2,703
                                                             ----------------------------------------------------------
Operating income                                                 58               5               (2)                61
Other (expense), net                                             (2)             (2)               -                 (4)
                                                             ----------------------------------------------------------
Income before income taxes                                       56               3               (2)                57
Provision for income taxes                                       23               1                -                 24
                                                             ----------------------------------------------------------
Net income (loss)                                            $   33         $     2            $  (2)          $     33
                                                             ==========================================================

                     Roadway Express, Inc. and Subsidiaries

CONDENSED CONSOLIDATING STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31, 2000

                                                           GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                          --------------------------------------------------------------
                                                                                  (in millions)
Revenue                                                      $2,922         $   120            $  (2)          $ 3,040
Operating expenses:
   Salaries, wages and benefits                               1,848              42                -             1,890
   Operating supplies and expenses                              513              33               (1)              545
   Purchased transportation                                     272              37               (1)              308
   Operating taxes and licenses                                  76               1                -                77
   Insurance and claims expenses                                 63               2                -                65
   Provision for depreciation                                    52               4                -                56
   Net loss (gain) on disposal of
     operating property                                           2               -                -                 2
   Results of affiliates                                          6               -               (6)                -
                                                             ---------------------------------------------------------
Total operating expenses                                      2,832             119               (8)            2,943
                                                             ---------------------------------------------------------
Operating income                                                 90               1                6                97
Other income (expense), net                                       8              (7)               -                 1
                                                             ---------------------------------------------------------
Income (loss) before income taxes                                98              (6)               6                98
Provision for income taxes                                       41               -                -                41
                                                             ---------------------------------------------------------
Net income (loss)                                            $   57         $    (6)           $   6           $    57
                                                             =========================================================

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2002

                                                           GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                          --------------------------------------------------------------
                                                                                  (in millions)
NET CASH PROVIDED BY OPERATING ACTIVITIES                    $  104         $     9            $    -          $    113

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property, net                    (57)             (3)                -               (60)
                                                             ----------------------------------------------------------
   Net cash used in investing activities                        (57)             (3)                -               (60)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                    -               -                 -                 -
Accounts receivable securitization                                -               -                 -                 -
Transfer to parent                                              (17)              -                 -               (17)
                                                             ----------------------------------------------------------
   Net cash used in financing activities                        (17)              -                 -               (17)
Effect of exchange rates on cash                                  -               -                 -                 -
                                                             ----------------------------------------------------------
Net decrease in cash and cash equivalents                        30               6                 -                36
Cash and cash equivalents at beginning
  of year                                                        45               1                 -                46
                                                             ----------------------------------------------------------
Cash and cash equivalents at end of year                     $   75         $     7            $    -          $     82
                                                             ==========================================================

                     Roadway Express, Inc. and Subsidiaries

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2001

                                                           GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                          --------------------------------------------------------------
                                                                                  (in millions)
Net cash provided by operating activities                    $  116         $     -            $    -          $    116

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property, net                    (63)             (3)                -               (66)
Business acquisitions                                             -               -                 -                 -
                                                          -------------------------------------------------------------
  Net cash used in investing activities                         (63)             (3)                -               (66)

CASH FLOWS FROM FINANCING ACTIVITIES                             (2)              -                 -                (2)
Dividends paid                                                  100               -                 -               100
Transfer to parent                                             (167)              -                 -              (167)
                                                          -------------------------------------------------------------
  Net cash used in financing activities                         (69)              -                 -               (69)
Effect of exchange rates on cash                                  -                                                   -
                                                          -------------------------------------------------------------
Net decrease in cash and cash equivalents                       (16)             (3)                -               (19)
Cash and cash equivalents at
  beginning of year                                              61               4                 -                65
                                                          -------------------------------------------------------------
Cash and cash equivalents at end of year                     $   45         $     1            $    -          $     46
                                                          =============================================================

YEAR ENDED DECEMBER 31, 2000

                                                           GUARANTOR      NON-GUARANTOR
                                                          SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                          -------------------------------------------------------------
                                                                                  (in millions)
Net cash provided (used) by operating activities             $  103         $    (3)           $    -          $    100

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property, net                   (103)             (3)                -              (106)
Business acquisitions                                            (3)              -                 -                (3)
                                                          -------------------------------------------------------------
  Net cash used in investing activities                        (106)             (3)                -              (109)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                   (4)              -                 -                (4)
Transfer to parent                                               (3)              -                 -                (3)
                                                          -------------------------------------------------------------
  Net cash used in financing activities                          (7)              -                 -                (7)
Effect of exchange rates on cash                                  -               -                 -                 -
                                                          -------------------------------------------------------------
Net increase in cash and cash equivalents                       (10)             (6)                -               (16)
Cash and cash equivalents at
  beginning of year                                              71              10                 -                81
                                                          -------------------------------------------------------------
Cash and cash equivalents at end of year                     $   61         $     4            $    -          $     65
                                                          =============================================================

                     Roadway Express, Inc. and Subsidiaries

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The Company's selected results of operations for the four quarters of 2002 and 2001 are as follows:

                                   1ST        2ND         3RD          4TH
             2002                QUARTER    QUARTER     QUARTER      QUARTER
-------------------------------------------------------------------------------
REVENUES                        $ 553,558   $ 606,409   $ 631,158   $ 1,006,457
OPERATING INCOME                $     407   $   9,243   $  11,746   $    46,269
NET (LOSS) INCOME               $    (675)  $   5,563   $   6,335   $    25,616

             2001

Revenues                        $ 650,485   $ 642,109   $ 631,657   $   840,515
Operating income                $  14,103   $   6,143   $  15,164   $    26,055
Net income                      $   4,990   $   4,023   $   8,940   $    15,282

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